Exhibit 99.1

Contact:
Michael Umana
Chief Financial Officer
(781) 251-4712
\FOR IMMEDIATE RELEASE\
John Swanson
Swanson Communications, Inc.
(516) 671-8582

LOJACK CORP. REPORTS RECORDS FOR SECOND QUARTER REVENUE, GROSS MARGIN AND EARNINGS PER SHARE

Westwood, MA. August 1 –  LoJack Corporation (NASDAQ GS: “LOJN”) reported today that revenue for the second quarter ended June 30, 2007 increased 3% to $58.2 million from $56.7 million in the same quarter of the prior year. For the six months ended June 30, 2007 revenue increased 5% to $112.3 million from $107.4 million in the same period of the prior year.

Net income for the second quarter increased 22% to $6.7 million, or $0.35 per fully diluted share, from $5.5 million, or $0.29 per fully diluted share for the same quarter a year ago. For the six months ended June 30, 2007 net income increased 52% to $12.8 million from $8.5 million in the first six months of 2006.

Gross margin dollars for the second quarter increased 9% to $33.7 million, compared to $30.9 million for the same quarter last year, while gross margin as a percentage of revenue was 58% for the quarter, compared to 55% in the second quarter of 2006.  For the six months ended June 30, 2007 gross margin dollars increased 12% to $63.4 million from $56.9 million in the same period of the prior year, while gross margin as a percentage of revenue was 56% for six months ended June 30, 2007, compared to 53% for the same period in 2006.

Operating income for the second quarter increased 22% to $9.9 million from $8.1 million in the same quarter a year ago. For the six months ended June 30, 2007 operating income increased 52% to $18.6 million from $12.2 million in the first six months of the prior year.

In announcing the results, Richard T. Riley, Chairman and Chief Executive Officer, said, “While we delivered record second quarter revenue, gross margin and earnings per share, consolidated revenue and unit growth were below our expectations primarily as a result of a substantial decline in new vehicle sales in the southern California automotive market.

“We continued to improve our gross margin, which increased by approximately 300 basis points from both the second quarter of last year and sequentially from the first quarter of this year. This continued improvement was driven once again by the successful execution of initiatives to manage our operating cost structure, which primarily included efforts to reduce the manufactured cost of our products, as well as, the benefit from approximately $0.5 million of royalty revenue related to Absolute Software warrants.”

Domestic revenue in the second quarter increased 4% to $40.5 million from $39.1 million in second quarter of the prior year, while unit volume declined 1%. Domestic gross margin dollars grew 8% compared to the second quarter of 2006 and gross margin as a percentage of revenue was 59% compared to 57% in the same quarter last year.

Mr. Riley said, “Our domestic revenue and unit sales in the second quarter were less than expected primarily due to the previously mentioned softness in the automotive market in southern California and to a lesser extent continued economic challenges in the construction sector. Though business in our western region did not meet expectations, we did experience solid growth in our southern and eastern regions, and we increased market penetration in all three regions. Our motorcycle business continued to experience strong growth rates.

“Economic uncertainty in the southern California automobile market has resulted in some dealers being less comfortable with the initial financial investment associated with our bulk installation program, which typically involves installation of LoJack units on all vehicles in their inventory. As a result, we have experienced certain dealers shifting to one of our third party programs whereby LoJack units are installed as the vehicles are sold. Consequently, our unit volume for the quarter declined, but our average revenue per unit increased. As we continue our efforts to reverse the impact of the economic challenges in southern California, the flexibility of our domestic business model enables us to successfully respond to the business needs of automotive dealers. We now anticipate that our automotive bulk installations will be approximately 20% of our total domestic automotive installations in 2007. Additionally, commercial unit volume did not meet our expectations for the quarter due to the struggling construction industry, which is experiencing a slowdown in both residential and commercial construction.”

International revenue in the second quarter was $12.4 million consistent with the same period of the prior year, while unit volume increased 9% compared to the second quarter of 2006. International gross margin dollars increased 22% from the second quarter of 2006 and gross margin as a percentage of revenue was 58%, compared to 47% in the same period last year.

Mr. Riley said, “Our international business continues to perform well driven by strong growth in Latin America. Our performance reflects continued expectations of solid unit growth and corresponding revenue that is consistent with the prior year levels. Our gross margin improvement is primarily the result of the shift to lower cost product and an increase in royalties related to the sale of LoJack units. Additionally, we continue to make progress in Italy with a focus on expanding our distribution network.”

Revenue for the second quarter at Boomerang Tracking was $5.3 million in line with the same quarter in 2006. Gross margin as a percentage of revenue was 50% compared to 57% in the second quarter of the prior year.

Mr. Riley said, “Boomerang unit sales increased from prior year levels for the second consecutive quarter reflecting our continued progress to reverse the long standing trends. Our gross margin at Boomerang reflects deployment of innovative and more costly technology, which is contributing to our unit volume increases and setting a new standard for stolen vehicle recovery in Canada.

“We remain committed to delivering continued expansion in our core businesses at LoJack, while investing in initiatives to drive future growth. We will continue to expand international operations, increase penetration in the domestic car market and develop new products with application both domestically and internationally.

“For 2007, we now expect that revenue will grow by approximately 6% to 8%, while we continue to expect net income to grow by 31% to 34% and earnings per fully diluted share to grow by approximately 33% to 36%. Additionally, we expect gross margin as a percentage of revenue to improve to

55% to 56% for the year, which will represent a record high for the last seven years. We anticipate that our strong gross margin and operating expense levels will enable us to maintain our prior bottom line estimates despite slower revenue growth than anticipated.”

In December of 2006, the LoJack Board of Directors increased the remaining authorization of LoJack’s stock repurchase program to 2,000,000 shares of the company’s common stock. For the six months ended June 30, 2007, the company repurchased approximately 500,000 shares at an average price of $20 per share. At June 30, 2007, approximately 1,500,000 shares of LoJack common stock remain authorized for repurchase under this program.

About LoJack

LoJack Corporation, the company that invented the stolen vehicle recovery market two decades ago, is the global leader in recovering valuable mobile assets.  The company’s time-tested system is optimized for recovering stolen mobile assets through its proven Radio Frequency technology and unique integration with law enforcement agencies in the United States that use LoJack's in-vehicle tracking equipment to recover cars, trucks, commercial vehicles, construction equipment and motorcycles.  The company’s Stolen Vehicle Recovery System delivers a better than 90 percent success rate and has helped recover more than $4 billion in stolen LoJack-equipped assets worldwide.  Today LoJack operates in 26 states and the District of Columbia, and in 29 countries throughout North America, South America, Europe, Africa and Asia.

To access the webcast of the company’s conference call to be held at 9:00 AM EDT, Wednesday, August 1, 2007, log onto www.lojack.com (click “Investors”, click “Earnings Conference Call Webcast”). An archive of the webcast will be available through www.lojack.com until superseded by the next quarter’s earnings release and related webcast.

From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; the extent of the company’s use of third party installers and distributors; capacity and supply constraints or difficulties; the company’s ability to successfully expand its operations and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2006.

The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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LoJack Corporation and Subsidiaries
Condensed Income Statement Data

(in millions, except share and per share amounts)

	Three Months Ended June 30,
	2007	2006
	(unaudited)

Revenues	$ 58.2	$ 56.7

Cost of goods sold	24.5	25.8

Gross margin	33.7	30.9

Costs and expenses:
Product development	1.5	1.4
Sales & marketing	12.6	12.6
General and administrative	7.8	7.1
Depreciation and amortization	1.9	1.7
Total	23.8	22.8

Operating income	9.9	8.1

Other income (expense):
Interest income	0.6	0.3
Interest expense	(0.3)	(0.3)
Other	0.1	0.0
Total	0.4	0.0

Income before provision for income taxes	10.3	8.1
Provision of income taxes	3.6	2.6
Net income	$6.7	$5.5

Diluted earnings per share	$0.35	$0.29
Weighted average diluted common
shares outstanding	19,048,991	19,234,814

LoJack Corporation and Subsidiaries
Condensed Income Statement Data

(in millions, except share and per share amounts)

	Six Months Ended June 30,
	2007	2006
	(unaudited)

Revenues	$112.3	$107.4

Cost of goods sold	48.9	50.5

Gross margin	63.4	56.9

Costs and expenses:
Product development	2.9	3.0
Sales & marketing	22.9	22.9
General and administrative	15.4	15.5
Depreciation and amortization	3.6	3.3
Total	44.8	44.7

Operating income	18.6	12.2

Other income (expense):
Interest income	1.0	0.6
Interest expense	(0.5)	(0.5)
Other	0.3	0.3
Total	0.8	0.4

Income before provision for income taxes	19.4	12.6
Provision of income taxes	6.6	4.1
Net income	$12.8	$8.5

Diluted earnings per share	$0.67	$0.43
Weighted average diluted common
shares outstanding	19,105,324	19,583,670

LoJack Corporation
Condensed Balance Sheets
(in millions, except share and per share amounts)

	June 30, 2007	December 31, 2006
	(unaudited)	(audited)
Assets
Current Assets:
Cash and equivalents	$ 29.7	$ 24.0
Short-term investments	34.8	22.4
Accounts receivable, net	40.1	37.6
Inventories	15.4	16.2
Prepaid expenses and other	4.3	4.1
Prepaid income taxes	--	2.1
Deferred income taxes	6.4	5.5
Total current assets	130.7	111.9

Property and equipment, net	21.5	21.5
Deferred income taxes	7.2	6.7
Intangible assets, net	6.4	6.4
Goodwill	51.0	46.3
Other assets	13.3	9.2
Total	$230.1	$202.0

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$ 15.2	$ 9.6
Accounts payable	7.7	6.4
Accrued and other liabilities	9.4	6.7
Current portion of deferred revenue	22.4	21.0
Accrued compensation	5.1	6.8
Total current liabilities	59.8	50.5

Long term debt	7.3	9.2
Deferred revenue	32.1	27.8
Deferred income taxes	2.2	2.2
Other accrued liabilities	1.3	--
Accrued compensation	2.6	2.3
Total liabilities	105.4	92.0

Commitments & Contingent Liabilities	--	--

Minority interest	--	--

Stockholders’ equity:
Common stock	0.2	0.2
Additional paid in capital	33.1	33.7
Accumulated & other comp. inc.	5.8	2.4
Retained earnings	85.6	73.7
Total stockholders equity	124.7	110.0
Total	$230.1	$202.0

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About LoJack Corporation”, click “Investor Relations”, click “Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516) 671-8582.